Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

1 Year Barrier Securities Linked to SPX and 3-Month U.S. Dollar LIBOR

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	S&P 500® Index ("SPX")
Underlying rate:	3-month U.S. Dollar LIBOR
Pricing date:	September 13, 2019
Valuation date:	September 14, 2020
Maturity date:	September 21, 2020
Initial underlying rate:	The underlying rate on the pricing date
Final underlying rate:	The underlying rate on the valuation date
Underlying rate percentage change:	(Final underlying rate – initial underlying rate) / initial underlying rate
Final barrier rate:	50% of the initial underlying rate
Barrier rate event:	The final underlying rate is less than the final barrier rate
CUSIP / ISIN:	17327P310 / US17327P3102
Initial underlying index value:	The closing value of the underlying index on the pricing date
Final underlying index value:	The closing value of the underlying index on the valuation date
Underlying index return:	(Final underlying index value – initial underlying index value) / initial underlying index value
Return amount:	$1,000 × the underlying index return × the upside participation rate
Upside participation rate:	200%
Payment at maturity:	▪ If a barrier rate event has not occurred and: ○ If the final underlying index value is **greater than** the initial underlying index value: $1,000 + the return amount ○ If the final underlying index value is **equal to or less than** the initial underlying index value: $1,000 ▪ If a barrier rate event has occurred: $1,000 + ($1,000 × the underlying rate percentage change) If a barrier rate event occurs, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, regardless of the performance of the underlying index. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated September 6, 2019

Hypothetical Payment at Maturity

If a Barrier Rate Event **Has Not** Occurred

Hypothetical Underlying Index Return	Hypothetical Security Return	Hypothetical Payment at Maturity
50.00%	100.00%	$2,000.00
25.00%	50.00%	$1,500.00
10.00%	20.00%	$1,200.00
5.00%	10.00%	$1,100.00
0.00%	0.00%	$1,000.00
-5.00%	0.00%	$1,000.00
-10.00%	0.00%	$1,000.00
-25.00%	0.00%	$1,000.00
-50.00%	0.00%	$1,000.00
-75.00%	0.00%	$1,000.00
-100.00%	0.00%	$1,000.00

If a Barrier Rate Event **Has** Occurred

Hypothetical Underlying Rate Percentage Change	Hypothetical Security Return	Hypothetical Payment at Maturity
-50.01%	-50.01%	$499.90
-60.00%	-60.00%	$400.00
-70.00%	-70.00%	$300.00
-80.00%	-80.00%	$200.00
-90.00%	-90.00%	$100.00
-100.00%	-100.00%	$0.00

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity . Whether you will be repaid your stated principal amount at maturity will depend on whether a barrier rate event occurs. A barrier rate event will occur if the final underlying rate is less than the final barrier rate. If a barrier rate event occurs, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying rate has declined from the initial underlying rate to the final underlying rate, regardless of the performance of the underlying index. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • A relatively small absolute change in the underlying rate may result in a significant loss on the securities. If the final underlying rate is less than the final barrier rate, you will receive significantly less than the stated principal amount of your securities at maturity, regardless of the performance of the underlying index. The extent of that loss will depend on the percentage change from the initial underlying rate to the final underlying rate. This percentage change is not the same as, and will be significantly worse than, the absolute change from the initial underlying rate to the final underlying rate. For example, if the underlying rate were to decline from a hypothetical initial underlying rate of 2.00% to a final underlying rate of 0.50%, that would represent only a - 1.50% absolute change in the underlying rate, but a - 75% percentage change. In this scenario, you would lose 75% of the stated principal amount of your securities. The fact that relatively small absolute changes in the underlying rate may result in significant losses on the securities makes the securities highly risky investments.. • The securities do not pay interest. • You may incur a significant loss on the securities even if the underlying index appreciates significantly over the term of the securities. • Even if a barrier rate event does not occur, you will not receive any positive return on your investment unless the underlying index appreciates. • You will not receive dividends or have any other rights with respect to the underlying index. • Your payment at maturity depends on the closing value of the underlying and the underlying rate on a single day. • The securities offer downside exposure to the underlying rate, but no upside exposure to the underlying rate. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • You will be subject to risks relating to the relationship between the underlying index and the underlying rate . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The underlying rate will be affected by a number of factors. • The historical performance of the underlying rate is not an indication of its future performance. • 3 - month U.S. Dollar LIBOR may be discontinued or reformed, which may adversely affect the value of and return on the securities. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement , prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.